EXHIBIT 16.1

January 26, 2011

Securities and Exchange Commission
100F Street N.E.
Washington DC 20549

Dear Ladies and Gentlemen,

We have read Item 4.01, and are in agreement with, the statements as they related to our firm being made by Fushi Copperweld, Inc. in Item 4.01 of its Form 8-K dated January 26, 2011, captioned “Changes in Registrant’s Certifying Accountants.”

Yours faithfully,

FRAZER FROST LLP

/s/Frazer Frost